  Exhibit 99.1

LOOP INDUSTRIES REPORTS THIRD QUARTER FISCAL 2021 CONSOLIDATED FINANCIAL RESULTS

MONTREAL, January 14, 2021 (ACCESSWIRE)—Loop Industries, Inc. (NASDAQ: LOOP) (the “Company” or “Loop Industries”), a leading sustainable plastics technology innovator, today announced its consolidated financial results for the third quarter of the fiscal year ending February 28, 2021 and provided an update on its continuing progress in implementing its business plan.

Highlights

●
Initiated the work with SUEZ on European Infinite LoopTM project.
●
Initiated conversion of the Company’s Pilot Plant to a demonstration and training facility in support of Infinite LoopTM commercialization.
●
Independent verification report published attesting to the capacity of our technology to produce DMT and MEG monomers within our purity specifications.
●
Received confirmation of registration for our DMT and MEG monomers for Europe.

In the quarter, we continued to focus on the completion of the engineering of the Infinite LoopTM manufacturing process, including the integration of our depolymerization process with INVISTA’s polymerization know how, with the assistance of Worley Group, a leading global engineering, procurement and construction company, and Chemtex Global Corporation.

We also initiated work in the quarter on our planned European facility with Suez, a world leader in environmental services. To support this project and the Company’s European business activities, the Company has hired Laurent Auguste, a former senior executive of Veolia, in an advisory capacity.

In connection with our agreements with SUEZ and Chemtex, and more broadly with the commercialization activities of future Infinite LoopTM manufacturing facilities, we have decided to convert our pilot plant to an Infinite LoopTM demonstration and training facility in support of the commercialization of our technology. The demonstration facility will be used to showcase the Infinite LoopTM technology to potential partners and customers, and train operational teams in advance of the commissioning of commercial plants. We made investments of $2,325,540 for this project during the three months ended November 30, and we expect this project to be largely completed by third quarter of calendar 2021. In addition, subsequent to the quarter, we have also entered into an agreement to acquire PET polymerization equipment from Chemtex to manufacture limited quantities of Loop™ branded PET resin at our demonstration plant and have the capability to supply product to select customers.

During the quarter, we commissioned Kemitek, a College Centre for Technology Transfer specialized in the fields of green chemistry and chemical process scale-up, to validate that our technology at mini-pilot and pilot scale can produce primary building blocks, or monomers: DMT and MEG. Their report concluded that the quality of the monomers meets Loop Industries’ specifications for the production of PET resin and polyester fiber.

In addition, we recently received a confirmation of registration for our DMT, and MEG monomers from the European Chemicals Agency confirming that our monomers are of a purity equal to what is currently recognized within Europe and entitling us to manufacture and import the monomers into Europe for use as food contact materials.This confirmation comes in addition to our previously disclosed a legal opinion confirming that our depolymerization technology meets U.S. Food and Drug Administration (“FDA”) requirements to produce suitably pure DMT and MEG for use in food-grade packaging.

Our joint venture with Indorama decided over the summer that due to the COVID-19 situation it would temporarily delay work on the Spartanburg project. During the quarter continued COVID-related travel restrictions and quarantine requirements between Canada and the U.S. continued to cause disruptions in our timetable. The joint venture plans to resume certain activities in the first quarter of calendar 2021.

The Company is in the planning phase for an Infinite LoopTM manufacturing facility in the province of Québec. As part of this process, subsequent to the end of the quarter, the Company signed a purchase option to acquire approximately 2,000,000 square feet of land in Bécancour, Québec.

Results of Operations

The following table summarizes our operating results for the three-month periods ended November 30, 2020 and 2019, in U.S. dollars.

	Three Months Ended November 30
	2020	2019	$ Change
Revenues	$-	$-	$-

Operating expenses
Research and development
Stock-based compensation	350,393	311,353	39,040
Other research and development	5,923,890	966,819	4,957,071
Total research and development	6,274,283	1,278,172	4,996,111

General and administrative
Stock-based compensation	546,601	565,440	(18,839)
Other general and administrative	2,177,415	1,260,373	917,014
Total general and administrative	2,724,016	1,825,813	898,203

Write-down and impairment of property, plant and equipment	5,034,606	-	5,034,606
Depreciation and amortization	104,307	219,628	(115,321)
Interest and other financial (income) expenses	(41,855)	693,027	(734,882)
Interest income	(20,008)	(171,274)	151,266
Foreign exchange loss	95,644	5,533	90,111
Total operating expenses	14,170,993	3,850,899	10,320,094
Net loss	$(14,170,993)	$(3,850,899)	$(10,320,094)

Third Quarter Ended November 30, 2020

The net loss for the three-month period ended November 30, 2020 increased $10.32 million to $14.17 million, as compared to the net loss for the three-month period ended November 30, 2019 which was $3.85 million. The increase of $10.32 million is primarily attributable to higher research and development expenses of $5.00 million, the write-down and impairment of machinery and equipment of $5.03 million, higher general and administrative expenses of $0.90 million, lower interest income of $0.15 million, and an increase in foreign exchange loss of $0.09 million, offset by lower interest and other financial (income) expenses of $0.73 million and lower depreciation and amortization expenses of $0.12 million.

Research and development expenses for the three-month period ended November 30, 2020 amounted to $6.27 million compared to $1.28 million for the three-month period ended November 30, 2019, an increase of $5.00 million, or $4.96 million excluding stock-based compensation. The increase of $4.96 million was primarily attributable to higher purchases of non-capitalizable research and development machinery and equipment of $2.33 million, higher engineering fees of $2.19 million due to external engineering costs for our Infinite LoopTM manufacturing process, higher employee compensation expenses of $0.20 million, higher pilot plant and laboratory consumables and maintenance expenses of $0.19 million, and by lower research and development tax credits of $0.10 million.

General and administrative expenses for the three-month period ended November 30, 2020 amounted to $2.72 million compared to $1.83 million for the three-month period ended November 30, 2019, an increase of $0.90 million, or $0.92 million excluding stock-based compensation. The increase of $0.92 million was mainly attributable to higher legal and professional fees of $0.84 million due to costs principally associated with the ongoing SEC investigation disclosed in our 8-K filed on October 16, 2020 and securities class action suits, and higher insurance expenses of $0.31, offset by lower employee compensation costs of $0.23 million.

Depreciation and amortization expenses for the three-month period ended November 30, 2020 totaled $0.10 million compared to $0.22 million for the three-month period ended November 30, 2019, a decrease of $0.12 million. This decrease is mainly attributable to the write-down of machinery and equipment assets.

A write-down and impairment of machinery and equipment for the three-month period ended November 30, 2020 totaled $5.03 million compared to nil for the three-month period ended November 30, 2019.

The machinery and equipment will continue to be utilized at our demonstration and training facility as it is an integral part of supporting the commercialization of our technology. However, the decision to dedicate the demonstration and training facility to research and development activities requires them to be written off and all future costs associated with the demonstration and training facility will be recognized as a research and development expense in the consolidated statements of operations and comprehensive loss in accordance with ASC 730, Research and Development Costs.

Interest and other financial (income) expenses for the three-month period ended November 30, 2020 totaled $(0.04) million compared to $0.69 million the three-month period ended November 30, 2019, a decrease of $0.73 million. The decrease is mainly attributable to a decrease in accretion expense of $0.56 million, a decrease in interest expense on convertible notes of $0.09 million and by an increase in gain on revaluation of foreign exchange contracts of $0.08 million.

Nine Months Ended November 30, 2020

The following table summarizes our operating results for the nine-month periods ended November 30, 2020 and 2019, in U.S. dollars.

	Nine Months Ended November 30
	2020	2019	$ Change
Revenues	$-	$-	$-

Operating expenses
Research and development
Stock-based compensation	1,054,682	941,142	113,540
Other research and development	9,449,411	2,305,104	7,144,307
Total research and development	10,504,093	3,246,246	7,257,847

General and administrative
Stock-based compensation	1,720,067	1,669,669	50,398
Other general and administrative	5,006,272	3,777,387	1,228,885
Total general and administrative	6,726,339	5,447,056	1,279,283

Write-down and impairment of property, plant and equipment	5,043,120	22,985	5,020,135
Depreciation and amortization	654,354	562,382	91,972
Interest and other financial (income) expenses	26,016	1,817,091	(1,791,075)
Interest income	(78,394)	(363,565)	285,171
Foreign exchange loss	275,903	15,297	260,606
Total operating expenses	23,151,431	10,747,492	12,403,939
Net loss	$(23,151,431)	$(10,747,492)	$(12,403,939)

The net loss for the nine-month period ended November 30, 2020 increased by $12.40 million to $23.15 million, as compared to the net loss for the nine-month period ended November 30, 2019 of $10.75 million. The increase of $12.40 million is primarily due to higher research and development expenses of $7.26 million, the write-down and impairment of machinery and equipment of $5.02 million, higher general and administrative expenses of $1.28 million, lower interest income of $0.29 million, higher foreign exchange loss of $0.26 million and higher depreciation and amortization expenses of $0.33 million, offset by a decrease in interest and other financial (income) expenses of $1.79 million.

Research and development expenses for the nine-month period ended November 30, 2020 amounted to $10.50 million compared to $3.25 million for the nine-month period ended November 30, 2019, an increase of $7.26 million, and $7.14 million excluding stock-based compensation. The increase of $7.14 million was primarily attributable to higher engineering fees of $3.16 million due to external engineering costs for our Infinite LoopTM manufacturing process, higher purchases of non-capitalizable research and development machinery and equipment of $2.33 million, higher employee compensation expenses of $0.53 million, higher plant and laboratory consumables and maintenance expenses of $0.50 million, and by lower research and development tax credits of $0.32 million which was partially offset by a COVID-19-related government wage subsidy of $0.19 million. The increase in non-cash stock-based compensation expense of $0.11 million is mainly attributable to the timing of stock awards provided to certain employees.

General and administrative expenses for the nine-month period ended November 30, 2020 amounted to $6.73 million compared to $5.45 million for the nine-month period ended November 30, 2019, an increase of $1.28 million, or $1.23 million excluding stock-based compensation. The increase of $1.23 million was mainly attributable to higher insurance expenses of $1.04 million, and higher legal and professional fees of $0.89 million due to costs principally associated with the ongoing SEC investigation disclosed in our 8-K filed on October 16, 2020 and securities class action suits, offset by lower employee compensation costs of $0.55 million. During the nine-month period ended November 30, 2020, the Company recorded a COVID-19-related government wage subsidy of $0.06 million in general and administrative expenses. Stock-based compensation expense for the nine-month period ended November 30, 2020 amounted to $1.72 million compared to $1.67 million for the nine-month period ended November 30, 2019, representing an increase of $0.05 million, which was mainly attributable lower stock awards provided to executives.

Depreciation and amortization expenses for the nine-month period ended November 30, 2020 totaled $0.65 million compared to $0.56 million for the nine-month period ended November 30, 2019, an increase of $0.09 million. This increase is mainly attributable to the investment in fixed assets at the Company’s pilot plant and corporate offices.

A write-down and impairment of machinery and equipment for the nine-month period ended November 30, 2020 totaled $5.04 million compared to $0.02 million for the nine-month period ended November 30, 2019, an increase of $5.02 million.

The machinery and equipment will continue to be utilized at our demonstration and training facility as it is an integral part of supporting the commercialization of our technology. However, the decision to dedicate the demonstration and training facility to research and development activities requires them to be written off and all future costs associated with the demonstration and training facility will be recognized as a research and development expense in the consolidated statements of operations and comprehensive loss in accordance with ASC 730, Research and Development Costs.

Interest and other financial (income) expenses for the nine-month period ended November 30, 2020 totaled $0.03 million compared to $1.82 million the nine-month period ended November 30, 2019, representing a decrease of $1.80 million. The decrease is mainly attributable to a decrease in accretion expense of $1.64 million and a decrease in interest expense on convertible notes of $0.30 million offset by a decrease in gain on conversion of convertible notes of $0.08 million.

LIQUIDITY AND CAPITAL RESOURCES

Summary of Cash Flows

A summary of cash flows for the nine-month period ended November 30, 2020 and 2019 was as follows:

	Nine Months Ended November 30
	2020	2019
Net cash used in operating activities	$(14,544,251)	$(6,819,748)
Net cash used in investing activities	(2,386,593)	(2,592,921)
Net cash provided (used) by financing activities	26,616,472	39,127,875
Effect of exchange rate changes on cash and cash equivalents	210,516	(57,105)
Net increase (decrease) in cash and cash equivalents	$9,896,144	$29,658,101

Net Cash Used in Operating Activities

During the nine months ended November 30, 2020, we used $14.54 million in operations compared to $6.82 million during the nine months ended November 30, 2019. The increase in cash used in operations of $7.08 million is mainly attributable to higher external engineering costs paid of $2.47 million for our Infinite LoopTM process, higher investments of non-capitalizable machinery and equipment of $2.33 million, higher directors’ and officers’ insurance premiums paid of $0.89 million, deposits on machinery and equipment of $0.75 million, increased professional fees of $0.59 million and increased research and development expenses. The variation in the amount for prepaid directors and officers insurance is due to an increase of $1.30 million of the annual premium as well as a change in the payment structure compared to the prior year.

Net Cash Used in Investing Activities

During the nine months ended November 30, 2020, the Company made capitalizable investments of $1.58 million in property, plant and equipment as compared to $1.7 million for the nine months ended November 30, 2019, primarily in connection with the upgrade of its pilot plant. Additionally, the Company made deposits on equipment of $0.42 million as at November 30, 2020 compared to nil at November 30, 2019.

During the nine months ended November 30, 2020, the Company made investments in intangible assets of $0.16 million as compared to $0.09 million for the nine months ended November 30, 2019, principally for its GEN II patents.

During the nine months ended November 30, 2020, the Company also made a contribution of $0.65 million to Indorama Loop Technologies, LLC, the joint venture with Indorama Ventures Holdings LP, USA compared to $0.85 million for the nine months ended November 30, 2019.

Net Cash Provided from (Used in) Financing Activities

During the nine months ended November 30, 2020, the Company sold 2,087,000 shares of its common stock at an offering price of $12.75 for total net proceeds of $25.00 million pursuant to the “Underwriting Agreement”. In the same period, the Company also received net proceeds of $1.65 million upon the exercise of warrants for 190,529 shares of its common stock.

During the nine months ended November 30, 2020, we repaid $0.03 million of long-term debt.

Loop Industries, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)

	Three Months Ended November 30		Nine Months Ended November 30
	2020	2019	2020	2019

Revenue	$-	$-	$-	$-

Expenses
Research and development	6,274,283	1,278,172	10,504,093	3,246,246
General and administrative	2,724,016	1,825,813	6,726,339	5,447,056
Write-down and impairment of property, plant and equipment	5,034,606	-	5,043,120	22,985
Depreciation and amortization	104,307	219,628	654,354	562,382
Interest and other financial (income) expenses	(41,855)	693,027	26,016	1,817,091
Interest income	(20,008)	(171,274)	(78,394)	(363,565)
Foreign exchange loss	95,644	5,533	275,903	15,297
Total expenses	14,170,993	3,850,899	23,151,431	10,747,492

Net Loss	(14,170,993)	(3,850,899)	(23,151,431)	(10,747,492)

Other comprehensive income (loss)
Foreign currency translation adjustment	66,170	7,552	298,570	(30,133)
Comprehensive income (loss)	$(14,104,823)	$(3,843,347)	$(22,852,861)	$(10,777,625)

Loss per share
Basic and Diluted	$(0.34)	$(0.10)	$(0.57)	$(0.29)

Weighted average common shares outstanding
Basic and Diluted	41,715,806	39,133,627	40,515,885	37,404,165

Loop Industries, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	November 30, 2020	February 29, 2020

Assets
Current assets
Cash and cash equivalents	$43,613,815	$33,717,671
Sales tax, tax credits and other receivables	1,182,107	664,544
Prepaid expenses and deposits	1,230,442	141,226
Total current assets	46,026,364	34,523,441
Investment in joint venture	1,500,000	850,000
Property, plant and equipment, net	3,355,410	7,260,254
Intangible assets, net	631,590	202,863
Total assets	$51,513,364	$42,836,558

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued liabilities	$4,088,147	$2,082,698
Current portion of long-term debt	53,992	52,126
Total current liabilities	4,142,139	2,134,824
Long-term debt	2,336,374	2,238,026
Total liabilities	6,478,513	4,372,850

Commitments and Continencies

Stockholders' Equity
Series A Preferred stock par value $0.0001; 25,000,000 shares authorized; one share issued and outstanding	-	-
Common stock par value $0.0001: 250,000,000 shares authorized;42,412,739 shares issued and outstanding (February 29, 2020 – 39,910,774)	4,242	3,992
Additional paid-in capital	112,112,970	82,379,413
Additional paid-in capital – Warrants	9,475,996	9,785,799
Accumulated deficit	(76,468,478)	(53,317,047)
Accumulated other comprehensive loss	(89,879)	(388,449)
Total stockholders' equity	45,034,851	38,463,708
Total liabilities and stockholders' equity	$51,513,364	$42,836,558

Loop Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended November 30
	2020	2019
Cash Flows from Operating Activities
Net loss	$(23,151,431)	$(10,747,492)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	654,354	562,382
Stock-based compensation expense	2,774,749	2,610,811
Write-down and impairment of property, plant and equipment	5,043,120	22,985
Accretion and accrued interest	56,259	1,898,410
Loss on revaluation of warrants	-	8,483
Deferred financing costs	-	86,212
Gain on conversion of convertible notes	-	(232,565)
Loss (gain) on revaluation of foreign exchange contracts	(58,945)	10,881
Changes in operating assets and liabilities:
Sales tax, tax credits and other receivables	(477,855)	(37,536)
Prepaid expenses	(1,075,291)	52,649
Accounts payable and accrued liabilities	1,690,789	(1,054,967)
Net cash used in operating activities	(14,544,251)	(6,819,748)

Cash Flows from Investing Activities
Investment in joint venture	(650,000)	(850,000)
Additions to property, plant and equipment	(1,580,795)	(1,647,433)
Additions to intangible assets	(155,798)	(95,488)
Net cash used in investing activities	(2,386,593)	(2,592,921)

Cash Flows from Financing Activities
Proceeds from sale of common shares and exercise of warrants, net of share issuance costs	26,649,253	39,167,381
Repayment of long-term debt	(32,781)	(39,506)
Net cash provided from financing activities	26,616,472	39,127,875

Effect of exchange rate changes	210,516	(57,105)
Net change in cash and cash equivalents	9,896,144	29,658,101
Cash and cash equivalents, beginning of period	33,717,671	5,833,390
Cash and cash equivalents, end of period	$43,613,815	$35,491,491

Supplemental Disclosure of Cash Flow Information:
Income tax paid	$-	$-
Interest paid	$28,613	$45,668
Interest received	$78,394	$363,565

About Loop Industries

Loop Industries is a technology company whose mission is to accelerate the world's shift toward sustainable PET plastic and polyester fiber and away from our dependence on fossil fuels. Loop owns patented and proprietary low-energy technology that depolymerizes no and low-value waste PET plastic and polyester fiber, including plastic bottles and packaging, carpets and textiles of any color, transparency or condition and even ocean plastics that have been degraded by the sun and saltwater, into its base building blocks (monomers). The monomers are filtered, purified and polymerized to create virgin-quality Loop™ branded PET resin and polyester fiber suitable for use in food-grade packaging, thus enabling our customers to meet their sustainability objectives. Loop Industries is contributing to the global movement toward a circular economy by preventing plastic waste and recovering waste plastic for a more sustainable future for all.

Common shares of the Company are listed on the Nasdaq Global Market under the symbol “LOOP.”

For more information, please visit www.loopindustries.com. Follow us on Twitter: @loopindustries, Instagram: loopindustries, Facebook: Loop Industries and LinkedIn: Loop Industries

Forward-Looking Statements

This news release contains "forward-looking statements" as defined in the U.S. Private Securities Litigation Reform Act of 1995. Such statements may be preceded by the words "intends", "may", "will", "plans", "expects", "anticipates", "should", "could", "projects", "predicts", "estimates", "aims", "believes", "hopes", "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond Loop's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with among other things: (i) commercialization of our technology and products, (ii) our status of relationship with partners, (iii) development and protection of our intellectual property and products, (iv) industry competition, (v) our need for and ability to obtain additional funding, (vi) building our manufacturing facility, (vii) our ability to scale, manufacture and sell our products in order to generate revenues, (viii) our proposed business model and our ability to execute thereon, (ix) adverse effects on the Company's business and operations as a result of increased regulatory, media or financial reporting issues and practices, rumors or otherwise, (x) disease epidemics and health related concerns, such as the current outbreak of a novel strain of coronavirus (COVID-19), which could result in (and, in the case of the COVID-19 outbreak, has resulted in some of the following) reduced access to capital markets, supply chain disruptions and scrutiny or embargoing of goods produced in affected areas, government-imposed mandatory business closures and resulting furloughs of our employees, travel restrictions or the like to prevent the spread of disease, and market or other changes that could result in noncash impairments of our intangible assets, and property, plant and equipment, and (xi) the outcome of the current SEC investigation or recent class action litigation filed against us, (xii) our ability to hire and/or retain qualified employees and consultants and (xiii) other factors discussed in our subsequent filings with the SEC. More detailed information about Loop and the risk factors that may affect the realization of forward-looking statements is set forth in our filings with the Securities and Exchange Commission ("SEC"). Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. Loop assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

For More Information:

Media Inquiries:
Stephanie Corrente
Loop Industries, Inc.
+1 (450) 951-8555 ext. 226
scorrente@loopindustries.com

Investor Inquiries:

Greg Falesnik
MZ Group—MZ North America
+1 949-259-4987
LOOP@mzgroup.us
www.mzgroup.us